INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
USLICO Series Funds

We consent to the incorporation by reference in this Post-effective Amendment Nos. 10 and 11 to the Registration Statement on Form N-1A of USLICO Series Fund filed under the Securities Act of 1933 and of the Investment Company Act of 1940 of our report dated January 31, 1997, accompanying the financial statements and financial highlights of USLICO Series Fund as of December 31, 1996 and for the two years then ended as listed in Item 24(a) of such Registration Statement.

We also consent to the reference to us under the headings "Condensed Financial Information" and "Independent Auditors" in the prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


/s/Deloitte & Touche LLP
Minneapolis, Minnesota
April 28, 1997